Bradley Pharmaceuticals, Inc. and Subsidiaries

                      CONSOLIDATED BALANCE SHEETS


                                                         December 31,
                                                  ------------------------
                   ASSETS                              2000         1999
                                                  -----------  -----------

CURRENT ASSETS
  Cash and cash equivalents                      $   453,200  $    385,640
  Accounts receivable - net of allowances          5,370,650     4,471,333
  Inventory                                        1,598,387     2,181,754
  Deferred tax asset                                 344,186          -
  Prepaid samples and materials                      354,283       635,507
  Prepaid expenses and other                          48,678        65,742
                                                  ----------    ----------
     Total current assets                          8,169,384     7,739,976

PROPERTY AND EQUIPMENT, NET                          254,781       298,244

INTANGIBLE ASSETS, NET                             8,105,429    12,841,501

DEFERRED TAX ASSET                                   699,101          -

OTHER ASSETS                                          91,841       167,921
                                                  ----------    ----------
                                                $ 17,320,536  $ 21,047,645
                                                  ==========    ==========






The accompanying notes are an integral part of these statements.


                                 F-3



             Bradley Pharmaceuticals, Inc. and Subsidiaries

                     CONSOLIDATED BALANCE SHEETS



                                                           December 31,
                                                    -------------------------
        LIABILITIES AND SHAREHOLDERS' EQUITY            2000          1999
                                                    -----------  ------------

CURRENT LIABILITIES
   Current maturities of long-term debt           $    464,643   $  1,228,674
   Revolving credit line                               577,639      2,120,321
   Accounts payable                                  1,754,854      2,032,026
   Accrued expenses                                  1,812,124      1,382,634
   Income taxes payable                                148,227        238,998
                                                    ----------     ----------
        Total current liabilities                    4,757,487      7,002,653

LONG-TERM DEBT, less current maturities                661,569        162,922

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY
   Preferred stock, $.01 par value;
     authorized, 2,000,000 shares; issued - none          -              -
   Common stock, $.01 par value, authorized,
     26,400,000 shares; issued 8,206,627 in 2000,
     8,199,683 shares in 1999                       14,778,631     14,759,011
   Common, Class B, $.01 par value, authorized,
     900,000 shares; issued and outstanding,
     431,552 shares in 2000 and 1999                   845,448        845,448
   Treasury stock - common stock - at cost
     (740,481 shares in 2000 and 766,425 in 1999)   (1,045,220)    (1,107,842)
   Accumulated deficit                              (2,677,379)      (614,547)
                                                    ----------     ----------
                                                    11,901,480     13,882,070
                                                    ----------     ----------
                                                  $ 17,320,536   $ 21,047,645
                                                    ==========     ==========







The accompanying notes are an integral part of these statements.


                                  F-4